Exhibit (i)

Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

April 30, 2018

RMB Investors Trust 115 South LaSalle, 34th Floor Chicago, Illinois 60603

Ladies and Gentlemen:

We have acted as counsel to RMB Investors Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 114 to the Trust’s registration statement on Form N-1A (the “Post-Effective Amendment”), registering an unlimited number of shares of beneficial interest, par value of $0.10 per share (the “Shares”), of RMB Fund, RMB Mendon Long/Short Fund, RMB Mendon Financial Services Fund, RMB Japan Fund, RMB International Fund, and RMB International Small Cap Fund (each, a “Fund” and collectively the “Funds”) of which the Shares of the RMB Fund, RMB Mendon Long/Short Fund and RMB Mendon Financial Services Fund have been designated and classified as Class I, Class A and Class C Shares and the Shares of the RMB Japan Fund, RMB International Fund, and RMB International Small Cap Fund have been designated and classified as Class I and Investor Class Shares, under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Amended and Restated Agreement and Declaration of Trust and the Certificate of Trust of the Trust, as amended, the Trust’s Amended and Restated By-Laws as of December 6, 2017, the actions of the Trustees of the Trust that authorized the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinions set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. We have assumed that the resolutions will be finalized and incorporated into the minutes of the meeting prior to the issuance of the Shares in substantially the form attached to the officer’s certificate. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials, and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, such Shares will be validly issued, fully paid and non-assessable.

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RMB Investors Trust

April 30, 2018

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours, /s/Vedder Price P.C. Vedder Price P.C.